POWER OF ATTORNEY

    KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, Franck Gossieaux (the "Filer"), an individual subject to the filing requirements of Section 16 of the Securities Act of 1934, as amended (the "Act"), does hereby constitute and appoint any of Helen Shan, Rachel Stern, Brian Daly, Jeffrey Gershowitz, Jill Shank Chavarria, and Debra Quas, as Filer's true and lawful attorney-in-fact and in Filer's name, place and stead, to execute and deliver, and to take such other action as the attorney considers necessary or appropriate to effect, any filing on Form 3, Form 4, or Form 5 to be filed under Section 16 of the Act.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 26th day of April, 2020.

                    /s/ FRANCK GOSSIEAUX
                        Signature

                        Franck Gossieaux
                        Printed Name